Exhibit 10.28

Via Hand Delivery

April 17, 2017

Ron Santilli

Dear Ron:

Since you have informed the Company of your desire to leave to pursue other opportunities, and in exchange for signing a separation agreement containing a full release of claims, non-compete and non-solicitation provisions, the Company is willing to offer the following plan:

●

You work a full-time schedule until Cutera finds a successor CFO and the successor begins employment with the Company. The tentative work schedule, subject to special work requirements, is to work in the office Tuesday through Thursday, and work from home on Monday and Friday.

●	When your successor begins employment he/she will fill your role as CFO and Section 16 Officer in the Company.

●

You will be paid full-time salary for one month following the start of the new CFO and will receive full benefits and full vesting for this month. Your work schedule during this month will be to transition duties to the new CFO.

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You will be paid two-thirds (2/3) salary for the second month following the start of the new CFO. You will receive full benefits and full vesting for this month. Your work schedule during this month will be to transition duties to the new CFO.

●

You will be paid one-third (1/3) salary for the third month following the start of the new CFO. You will receive full benefits and full vesting for this month. Your work schedule during this month will be to transition duties to the new CFO.

●

At the end of the third month, but no earlier than August 16, 2017, your employment will terminate with Cutera. Benefits coverage will cease on August 31, 2017, and vesting will cease as of August 16, 2017. The company will transfer your laptop computer and cellphone to you personally on your termination date.

●	You will become eligible for COBRA effective the first of the month following your termination date at regular COBRA rates.

The Company expects that you will continue to honor the Proprietary Information Agreement that you signed when you joined the Company to include the non-solicitation clauses contained therein.

Sincerely,	Accepted by:

/s/ James Reinstein	/s/ Ronald J. Santilli
James Reinstein	Ron Santilli.
Chief Executive Officer	Date April 17, 2017